Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GLOBAL CONSUMER ACQUISITION CORP.
     Global Consumer Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     FIRST: The Board of Directors of the Corporation (the “Board”), acting by unanimous affirmative vote at a meeting of the Board at which every director was present in accordance with Section 141 of the General Corporation Law of the State of Delaware, adopted a resolution authorizing the Corporation (i) to amend the Amended and Restated Certificate of Incorporation of the Corporation to revise the definition of “Business Combination” as that term appears in the Article SIXTH of the Amended and Restated Certificate of Incorporation of the Corporation, to revise Paragraph A and Paragraph B of Article SIXTH of the Amended and Restated Certificate of Incorporation of the Corporation, as set forth herein and (ii) to file this Certificate of Amendment:
     The second sentence of Article SIXTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and amended and restated as follows:
“A “Business Combination” shall mean the initial acquisition by the Corporation of one or more assets or operating businesses through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination.”
     The second sentence of Paragraph A of Article SIXTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and amended and restated as follows:
“In the event a majority of the IPO Shares cast at a meeting of stockholders of the Corporation to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination.”
     The first sentence of Paragraph B of Article SIXTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and amended and restated as follows:
“In the event a Business Combination is approved in accordance with the above paragraph A and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock (“IPO Shares”) issued in the Corporation’s initial public offering (“IPO”) of securities who voted his, her or its IPO Shares with respect to the Business Combination may, contemporaneous with such vote, demand the Corporation convert his, her or its IPO Shares into cash.”

     SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said Global Consumer Acquisition Corp. has caused this certificate to be signed by its Chief Executive Officer, this 7th day of October, 2009.

GLOBAL CONSUMER ACQUISITION CORP.
By:	/s/ Jason N. Ader
Jason N. Ader
Chief Executive Officer